DISTRIBUTION AND SERVICE PLAN

OF

NOMURA ALTERNATIVE INCOME FUND

Class A Shares and Class D Shares

WHEREAS, the Nomura Alternative Income Fund (the “Fund”) engages in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Fund has issued three separate classes of shares of beneficial interests (the “Shares”) in the Fund known as Class I Shares, Class D Shares and Class A Shares;

WHEREAS, the Board of Trustees of the Fund (the “Trustees”) has determined that there is a reasonable likelihood that adoption of this Distribution and Service Plan (the “Plan”) will benefit the Fund and its shareholders;

WHEREAS, the Trustees have adopted the Plan pursuant to Rule 12b-1 under the Act with respect to the Fund;

WHEREAS, the Fund and Foreside Financial Services, LLC (the “Distributor”) have entered into a separate Distribution Agreement pursuant to which the Fund has employed the Distributor in such capacity during the continuous offering of shares of the Fund.

NOW, THEREFORE, the Fund hereby adopts this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions. The Plan is applicable solely to Class A Shares and Class D Shares of the Fund.

1.                  The Fund has adopted this Plan to enable the Class A Shares and Class D Shares to directly or indirectly bear the respective expenses relating to the distribution of Class A Shares and Class D Shares.

2.                  The Fund will pay the Distributor and/or any Recipient (as defined below) a distribution fee of up to 0.25% on an annualized basis of the Fund’s net asset value attributable to Class A Shares and Class D Shares in connection with the promotion and distribution of Class A Shares and Class D Shares and the provision of personal services to holders of Class A Shares and Class D Shares, including, but not limited to, advertising, compensation to placement agents, dealers and selling personnel, the printing and mailing of offering memoranda to other than current shareholders of the Fund, and the printing and mailing of sales literature. The Fund or the Distributor may pay all or a portion of these fees to any registered securities dealer, financial institution, or any other person (each, a “Recipient”) who renders assistance in distributing or promoting the sale of Class A Shares and Class D Shares, or who provides certain shareholder services, pursuant to a written agreement. The actual fee to be paid by the Fund to broker/dealers and financial institutions and intermediaries will be negotiated based on the extent and quality of services provided.

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3.                   This Plan shall not take effect as it relates to Class A Shares and Class D Shares, respectively, until it has been approved by a vote of at least a majority of the outstanding holders of the respective class of Shares of the Fund.

4.                   This Plan shall continue in effect for one year from the date hereof and from year to year thereafter for so long as such continuance is specifically approved at least annually by votes of the majority of both (i) the Trustees and (ii) the Independent Trustees, cast in person at a meeting of the Trustees called for the purpose of voting on this Plan.

5.                   Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6.                   This Plan may be terminated at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the respective outstanding Shares of such Class of the Fund, and any agreement under the Plan will terminate in the event of its assignment (as defined in the Act). In the event of any such termination or in the event of non-renewal, the Fund shall have no obligation to pay expenses which have been incurred by the Distributor or a Recipient pursuant to the Plan. However, this shall not preclude consideration by the Trustees of the manner in which such excess expenses shall be treated.

7.                   All agreements with any person relating to the implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding related Shares of the Fund, on not more than 60 days’ written notice to any other party to the agreement; and that such agreement shall terminate automatically in the event of its assignment.

8.                   This Plan may be amended, individually with respect to each Class of Shares by votes of the majority of both (i) the Trustees; and (ii) the Independent Trustees, cast in person at a meeting of the Trustees called for the purpose of voting on such amendment; provided, however, that the Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of a majority of the respective outstanding Shares of such Class of the Fund.

9.                  While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

10.              As used in this Plan, (a) the term “Independent Trustees” shall mean those Trustees who are not interested persons, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC.

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11.              The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

12.              Where the effect of a requirement of the Act reflected in any provision of this Plan is revised by rule, interpretation, or order of the SEC, such provisions shall be deemed to incorporate the effect of such rule, interpretation, or order.

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